WEDNESDAY, MARCH 8, 2006

COMPANY PRESS RELEASE

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John  F. Perotti - Chairman & CEO
860- 435-9801 or jp@salisburybank.com
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FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES YEAR END EARNINGS AND AN INCREASED DIVIDEND FOR SHAREHOLDERS

Lakeville, Connecticut, March 8, 2006/PRNewswire .Salisbury Bancorp, Inc. (the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the fourth quarter of 2005 was $793,193 or $.47 per average share outstanding. For the twelve months ended December 31, 2005, net income totaled $4,561,341 or $2.71 per average share outstanding as compared to net income of $4,018,942 or $2.67 per average share outstanding for the same twelve month period in 2004.


                                    Quarter Ended             Twelve Months Ended
                                     December 31                  December 31
                                  2005          2004          2005           2004
                                  ----          ----          ----           ----
                                      (unaudited)                (unaudited

Total Interest and Dividend
  Income                      $ 5,440,536    $ 4,876,414   $20,816,383   $16,551,018
Net Interest and Dividend
  Income                        3,383,848      3,148,800    13,464,432    10,892,022
(Benefit) Provision
  for Loan Losses                 (60,000)        70,000       210,000       250,000
Income Before Income Taxes      1,034,482      1,215,419     5,675,754     4,793,890
Income Tax Expense                241,288        160,193     1,114,413       774,948
Net Income                    $   793,193    $ 1,055,226   $ 4,561,341   $ 4,018,942
Earnings Per Average
      Share Outstanding       $       .47    $       .63   $      2.71   $      2.67


During the year 2005, Salisbury Bancorp, Inc. declared cash dividends totaling $1.00 per common share outstanding. This compares to total dividends declared during 2004 of $.96 per common share outstanding and represents a 4.17% increase over 2004. At their March 6, 2006 meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.26 per common share outstanding.
This compares to a $.25 per share cash dividend that was declared during the first quarter of 2005. The $.26 per share dividend will be paid on April 28, 2006 to shareholders of record as of March 31, 2006.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $400 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust and investment services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made.
                    -----------
Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


                                      -4-